EXHIBIT 99

FOR IMMEDIATE RELEASE:                                                                                                                                                                   NEWS
July 27, 2001                                                                                                                                                    Nasdaq National Market/AVRT
                                                                                                                                                                                          http://www.avert.com

AVERT INC. WINS INNOVATION QUOTIENT AWARD FOR ITS ONLINE
HR SOLUTION

FORT COLLINS, Colorado - Avert, Inc. (NASDAQ National Market/ AVRT) an Internet based business service provider of employment screening and human resource solutions to a diverse nationwide customer base, has won an Innovation Quotient Award for its HR Expert (HRX) Web site of small business human resource solutions.

Avert HRX is a full-service Internet desktop aimed at providing small to medium-sized businesses with access to certified HR professionals, subscriptions to HR tools and online references to manage the employment process. The desktop combines ‘Best Business Practice’ employment process content with major partner providers of HR and recruiting services all connected to Avert’s online ordering system. The HRX Web site was initially launched as a beta test to current customers (under the name Avertfirst HR) in August of 2000. Over the year Avert also launched the product to the customers of a major partner. Currently, Avert is planning for the release of an enhanced version of the product.

“We are honored to have Avert HRX recognized as an innovative Internet product,” said Mike McGrorey, director of marketing and partner sales. “We believe we have found a niche in the market for providing instant access to Web-based, certified HR support. HRX is small business pain medication for HR headaches.”

The annual Innovation Quotient Awards are hosted by the Northern Colorado Business Report. Criteria for the Innovation Quotient Awards included new products or services developed by companies based in Northern Colorado, or with significant operations locally and whose local operations were central to the product or service’s development. The products or services must demonstrate significant likelihood of profitability, but more importantly must show creativity, innovation and cutting-edge quality.

About Avert, Inc. Avert, Inc., www.avert.com, is an Internet-based information network company providing employment background checks and human resource services via remote access to over 14,000 diverse clients nationwide. Combining innovative Internet technology and more than a decade of experience, Avert offers clients fast turnaround, current data and competitive pricing on products including criminal court records, driving records, reference checks, credit reports, assessment tests and much more. The company is headquartered in Fort Collins, Colo.

This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Factors that may cause the company’s actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: risks associated with potential liability for failure to comply with federal and state regulations; liability to customers and/or to the subjects of background checks for inaccurate or misuse of information; loss of key personnel; and intense competition, as well as general economic business conditions, changes in laws or regulations and other factors, many of which are beyond the control of the company.

CONTACT: Katherine Link, Avert, Inc., 800-367-5933 ext. 217 or link@avert.com

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